Exhibit 99.1

Release Immediately

06-08-F

HERCULES ANNOUNCES DEBT TENDER OFFER
AND CONSENT SOLICITATION

WILMINGTON, DE, MARCH 8, 2006 . . . Hercules Incorporated (NYSE: HPC) today announced that it is commencing an offer to purchase for cash (the “Offer”) any and all of its outstanding $118,968,000 in aggregate principal amount 11.125% Senior Notes due 2007 (CUSIP Nos. 427056AY2 and 427056AW6) (the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement (the “Statement”) dated March 8, 2006. The Company also is soliciting consents to certain proposed amendments to the indenture governing the Notes.

A portion of the funds required by the Company to finance the Offer are expected to be generated by the pending sale of the Company’s 51% interest in FiberVisions Delaware Corporation to SPG/FV Investor LLC (the “Asset Sale”). The Asset Sale cannot be completed until certain customary conditions are satisfied. It is anticipated that the Asset Sale will be completed on or about March 31, 2006.

The purpose of the Offer is to acquire all of the issued and outstanding Notes and to amend or eliminate the principal restrictive covenants, certain events of default and other provisions contained in the Indenture in order to enhance the business, operational and financial flexibility of the Company and its subsidiaries.

If all conditions to the tender offer and consent solicitation are satisfied, holders of the Notes who validly tender their Notes pursuant to the offer and validly deliver their consents pursuant to the solicitation by 5:00 p.m., New York City time, March 21, 2006 (the "Consent Date"), (and do not validly withdraw their Notes or revoke their consents by such date), will be paid the total consideration for each $1,000 principal amount of the Notes, which is equal to the present value (minus accrued interest) of (a) $1,000 per $1,000 principal amount of the Notes, the amount payable on November 15, 2007, the stated maturity date (the "Maturity Date") and (b) an amount equal to the interest that would have been paid on the Notes from the date of payment up to and including the Maturity Date, in each case determined on the basis of a yield to the Maturity Date equal to the sum of (i) the yield of a 3.00% U.S. Treasury Note due November 15, 2007, plus (ii) a fixed spread of 50 basis points. In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the date of payment.

In connection with the tender offer, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes and certain other provisions. The Company is offering to make a consent payment of $20 per $1,000 principal amount of the Notes (which is included in the total consideration described above) to holders who validly tender their Notes prior to the Consent Date. Holders who tender their Notes after the Consent Date will not receive the consent payment. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on April 5, 2006, unless otherwise extended or earlier terminated (the "Expiration Date"). Subject to the terms and conditions of the tender offer, payment for any Notes tendered will be made promptly after the Expiration Date.

The Company will not be required to purchase any of the Notes tendered or pay any consent payments unless certain conditions have been satisfied, including the valid tender of a majority in aggregate principal amount of the Notes outstanding and the valid delivery of the accompanying consents, the execution and delivery of a supplemental indenture and the receipt of net cash proceeds of at least $100 million from the Asset Sale.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any Notes. The full terms of the tender offer and the consent solicitation are set forth in the Statement, and in the related Consent and Letter of Transmittal.

Credit Suisse Securities (USA) LLC ("Credit Suisse") and Wachovia Capital Markets LLC (“Wachovia Securities") are the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation should be directed to:

Credit Suisse
Attn: Liability Management Group at (800) 820-1653 (Toll Free) or (212) 325-7596
or
Wachovia Securities
Attn: Liability Management Group at (866) 309-6316 (Toll Free) or (704) 715-8341

Requests for documents should be directed to Mellon Investor Services LLC, the Information Agent for the tender offer and consent solicitation, 480 Washington Boulevard, Jersey City, New Jersey 07310 or (877) 698-6867 (Toll Free).

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known or unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied depending on such factors as: ability to raise capital, ability to refinance, ability to execute divestitures, asset dispositions, and adverse legal and regulatory developments. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.